EXHIBIT 8.2


                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]



                                               January 5, 2000


                Re:  Agreement and Plan of Merger
                     dated as of September 14, 1999 among
                     Motorola, Inc., Lucerne Acquisition Corp.,
                     and General Instrument Corporation
                     ------------------------------------------


General Instrument Corporation
101 Tournament Drive
Horsham, Pennsylvania 19044

Ladies and Gentlemen:

           We have acted as special counsel to General Instrument Corporation, a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Lucerne Acquisition Corp. ("Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of Motorola, Inc., a Delaware corporation ("Parent"), with and into the Company. At your request, and pursuant to Section 7.3(c) of the Agreement and Plan of Merger, dated as of September 14, 1999, among Parent, Sub and the Company (the "Merger Agreement"), we are rendering our opinion with respect to certain United States federal income tax consequences of the Merger. All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

           In acting as counsel to the Company in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Prospectus contained in the Parent's Registration Statement on Form S-4 relating to the proposed Merger pursuant to the Merger Agreement (the "Registration Statement").

           In rendering the opinion set forth below, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the representations made by Parent, Sub and the Company in letters provided to us and to KPMG LLP, special tax advisors to Parent, dated as of the date hereof, are true, correct and complete and will be true, correct and complete as of the Effective Time and (iii) any representations made in such letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete and will be true, correct and complete as of the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

           If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement, the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.


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           Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and the General Corporation Law of the State of Delaware, we are of the opinion that, for federal income tax purposes:

          (1) the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Sub and the Company will each be a party to such reorganization;
          (2) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger; and
          (3) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest).

           We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

           We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption "Material Federal Income Tax Consequences" in the Prospectus to the Registration Statement.



                                Very truly yours,


                                SIMPSON THACHER & BARTLETT